SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Veraz Networks, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

923359103

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Ventures V, L.P. (“BV5”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,294,828 shares, except that Battery Partners V, LLC (“BPV LLC”), the general partner of BV5, may be deemed to have sole power to vote these shares; Richard D. Frisbie (“Frisbie”), a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Oliver D. Curme (“Curme”), a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Thomas J. Crotty (“Crotty”), a managing member of BPV LLC, may be deemed to have sole power to vote these shares; and Kenneth P. Lawler (“Lawler”) a managing member of BPV LLC, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,294,828 shares, except that BPV LLC, general partner of BV5, may be deemed to have sole power to vote these shares; Frisbie, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BPV LLC, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,294,828

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 7.77%

12	Type of Reporting Person* PN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Partners V, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,294,828 shares, except that Frisbie, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BPV LLC, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,294,828 shares, except that Frisbie, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPV LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BPV LLC, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,294,828

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 7.77%

12	Type of Reporting Person* OO

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Investment Partners V, LLC (“BIP5”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
65,162 shares, except that Frisbie, a managing member of BIP5, may be deemed to have sole power to vote these shares; Curme, a managing member of BIP5, may be deemed to have sole power to vote these shares; and Crotty, a managing member of BIP5, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
65,162 shares, except that Frisbie, a managing member of BIP5, may be deemed to have sole power to vote these shares; Curme, a managing member of BIP5, may be deemed to have sole power to vote these shares; and Crotty, a managing member of BIP5, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 65,162

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.15%

12	Type of Reporting Person* OO

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Ventures Convergence Fund, L.P. (“BVCF”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
191,584 shares, except that Battery Convergence Partners, LLC (“BCP LLC”), the general partner of BVCF, may be deemed to have sole power to vote these shares; Frisbie, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BCP LLC, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
191,584 shares, except that BCP LLC, the general partner of BVCF, may be deemed to have sole power to vote these shares; Frisbie, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BCP LLC, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 191,584

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.45%

12	Type of Reporting Person* PN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Convergence Partners, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
191,584 shares, except that Frisbie, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BCP LLC, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
191,584 shares, except that Frisbie, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BCP LLC, may be deemed to have sole power to vote these shares; and Lawler, a managing member of BCP LLC, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 191,584

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.45%

12	Type of Reporting Person* OO

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Battery Management Company, LLC (“BMC”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
86,206 shares, except that Frisbie, a managing member of BMC, may be deemed to have sole power to vote these shares; Curme, a managing member of BMC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BMC, may be deemed to have sole power to vote these shares; Lawler, a managing member of BMC, may be deemed to have sole power to vote these shares; Morgan M. Jones (“Jones”), a managing member of BMC, may be deemed to have sole power to vote these shares; Mark H. Sherman (“Sherman”), a managing member of BMC, may be deemed to have sole power to vote these shares; and Scott R. Tobin (“Tobin”), a managing member of BMC, may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
86,206 shares, except that Frisbie, a managing member of BMC, may be deemed to have sole power to vote these shares; Curme, a managing member of BMC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BMC, may be deemed to have sole power to vote these shares; Lawler, a managing member of BMC, may be deemed to have sole power to vote these shares; Jones, a managing member of BMC, may be deemed to have sole power to vote these shares; Sherman, a managing member of BMC, may be deemed to have sole power to vote these shares; and Tobin, a managing member of BMC, may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 86,206

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.20%

12	Type of Reporting Person* OO

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Richard D. Frisbie

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Frisbie is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Frisbie is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,637,780

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.58%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Oliver D. Curme

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Curme is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Curme is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,637,780

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.58%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Thomas J. Crotty

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Crotty is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,637,780 shares, of which 3,294,828 shares are directly owned by BV5; 65,162 shares are directly owned by BIP5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Crotty is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BIP5, (iii) a managing member of BCP LLC, which is the general partner of BVCF and (iv) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,637,780

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.58%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Kenneth P. Lawler

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
3,572,618 shares, of which 3,294,828 shares are directly owned by BV5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Crotty is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BCP LLC, which is the general partner of BVCF and (iii) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
3,572,618 shares, of which 3,294,828 shares are directly owned by BV5; 191,584 shares are directly owned by BVCF; and 86,206 are directly owned by BMC.  Crotty is (i) a managing member of BPV LLC, which is the general partner of BV5, (ii) a managing member of BCP LLC, which is the general partner of BVCF and (iii) a managing member of BMC, and may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,572,618

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.43%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Morgan M. Jones

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 86,206 shares which are directly owned by BMC. Jones is a managing member of BMC, and may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

	7	Sole Dispositive Power 86,206 shares which are directly owned by BMC. Jones is a managing member of BMC, and may be deemed to have sole power to vote these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 86,206

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.20%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Scott R. Tobin

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 86,206 shares which are directly owned by BMC. Tobin is a managing member of BMC, and may be deemed to have sole power to vote these shares..

	6	Shared Voting Power See response to row 5

	7	Sole Dispositive Power 86,206 shares which are directly owned by BMC. Tobin is a managing member of BMC, and may be deemed to have sole power to vote these shares..

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 86,206

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.20%

12	Type of Reporting Person* IN

CUSIP No. 923359103

1	Name of Reporting SS or I.R.S. Identification No. of Above Person Mark H. Sherman

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 86,206 shares which are directly owned by BMC. Sherman is a managing member of BMC, and may be deemed to have sole power to vote these shares..

	6	Shared Voting Power See response to row 5

	7	Sole Dispositive Power 86,206 shares which are directly owned by BMC. Sherman is a managing member of BMC, and may be deemed to have sole power to vote these shares..

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 86,206

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.20%

12	Type of Reporting Person* IN

CUSIP No. 923359103

Item 1(a).	Name of Issuer Veraz Networks, Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices 926 Rock Avenue, Suite 2 San Jose, CA 95131

Item 2(a).

Name of Persons Filing
Battery Ventures V, L.P. (“BV5”), Battery Partners V, LLC (“BPV LLC”), Battery Investment Partners V, LLC (“BIP5”), Battery Ventures Convergence Fund, L.P. (“BVCF”), Battery Convergence Partners, LLC (“BCP LLC”), Battery Management Company, LLC (“BMC”), Richard D. Frisbie (“Frisbie”), Oliver D. Curme (“Curme”), Thomas J. Crotty (“Crotty”), Kenneth P. Lawler (“Lawler”), Morgan M. Jones (“Jones”), Scott R. Tobin (“Tobin”) and Mark H. Sherman (“Sherman”).    The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Frisbie, Curme, Crotty, and Lawler, are the sole managing members of BPV LLC, the sole general partner of BV5.  BIP5 invests alongside BV5 in all investments made by BV5.  Frisbie, Curme and Crotty are the sole managing members of BIP5.  Frisbie, Curme, Crotty, and Lawler are the sole managing members of BCP LLC, the sole general partner of BVCF.  BVCF invests alongside BV5 in all investments made by BV5.  Frisbie, Curme, Crotty, Lawler, Jones, Tobin and Sherman are the sole managing members of BMC.

Item 2(b).	Address of Principal Office The address for each of the Reporting Persons is: Battery Ventures 930 Winter Street, Suite 2500 Waltham, MA 02451
Item 2(c).

Citizenship
Frisbie, Curme, Crotty, Lawler, Jones, Tobin and Sherman are United States citizens.  BV5 and BVCF are limited partnerships organized under the laws of the State of Delaware.  BPV LLC, BIP5, BCP LLC and BMC are limited liability companies organized under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities and CUSIP Number Common Stock, $0.001 par value per share
Item 2(e).	CUSIP Number 923359103

Item 3.	Not Applicable

CUSIP No. 923359103

Item 4.	Ownership

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons is based upon 42,385,875 shares of Common Stock outstanding  as of October 31, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

The following information with respect to the ownership of the ordinary shares of the issuer by the Reporting Persons filing this Statement is provided as of December 31, 2008:

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreements of BV5 and BVCF and the limited liability company agreements of BIP5 and BMC, the general and limited partners or members of each such entity, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

CUSIP No. 923359103

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

CUSIP No. 923359103

Item 10.	Certification.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2009

BATTERY VENTURES V, L.P.

By: Battery Partners V, LLC

By: *
Managing Member

BATTERY PARTNERS V, LLC

By: *
Managing Member

BATTERY INVESTMENT PARTNERS V, LLC

By: *
Managing Member

BATTERY VENTURES CONVERGENCE FUND, L.P.

By: Battery Convergence Partners, LLC

By: *
Managing Member

BATTERY CONVERGENCE PARTNERS, LLC

By: *
Managing Member

BATTERY MANAGEMENT COMPANY, LLC

By: *
Managing Member

CUSIP No. 923359103

RICHARD D. FRISBIE

By:	*
Richard D. Frisbie

OLIVER D. CURME

By:	*
Oliver D. Curme

THOMAS J. CROTTY

By:	*
Thomas J. Crotty

KENNETH P. LAWLER

By:	*
Kenneth P. Lawler

MORGAN M. JONES

By:	*
Morgan M. Jones

SCOTT R. TOBIN

By:	*
Scott R. Tobin

MARK H. SHERMAN

By:	*
Mark H. Sherman

*By:	/s/ Christopher Hanson
Name:	Christopher Hanson
Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.

CUSIP No. 923359103

EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Veraz Networks, Inc..

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated February 9, 2009

BATTERY VENTURES V, L.P.

By: Battery Partners V, LLC

By: *
Managing Member

BATTERY PARTNERS V, LLC

By: *
Managing Member

BATTERY INVESTMENT PARTNERS V, LLC

By: *
Managing Member

BATTERY VENTURES CONVERGENCE FUND, L.P.

By: Battery Convergence Partners, LLC

By: *
Managing Member

BATTERY CONVERGENCE PARTNERS, LLC

By: *
Managing Member

BATTERY MANAGEMENT COMPANY, LLC

By: *
Managing Member

CUSIP No. 923359103

RICHARD D. FRISBIE

By:	*
Richard D. Frisbie

OLIVER D. CURME

By:	*
Oliver D. Curme

THOMAS J. CROTTY

By:	*
Thomas J. Crotty

KENNETH P. LAWLER

By:	*
Kenneth P. Lawler

MORGAN M. JONES

By:	*
Morgan M. Jones

SCOTT R. TOBIN

By:	*
Scott R. Tobin

MARK H. SHERMAN

By:	*
Mark H. Sherman

*By:	/s/ Christopher Hanson
Name:	Christopher Hanson
Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.